Exhibit 4.23

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

[*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

FIFTH ADDENDUM AND AMENDMENT TO
CONTRACT FOR THE SALE AND PURCHASE OF NATURAL GAS

THIS FIFTH ADDENDUM AND AMENDMENT TO CONTRACT FOR THE SALE AND PURCHASE OF NATURAL GAS (the “Fifth Amendment”) is made effective as of April 1st, 2014, (the “Effective Date”) between:

GEOPARK FELL S.p.A., a company duly organized and validly existing under the laws of the Republic of Chile (the “Seller”) and METHANEX CHILE S.A., a company duly organized and validly existing under the laws of the Republic of Chile (the “Buyer”) (and together with the Seller, the “Parties”)

WHEREAS:

A.
Methanex Chile S.A. and GeoPark Chile Limited Agencia en Chile, predecessor in interest to GeoPark Fell S.p.A., entered into a Contract for the Sale and Purchase of Natural Gas dated as of October 27, 2009 as amended by an Addendum and Amendment dated March 4, 2011, a Second Amendment dated May 23, 2011, a Third Amendment dated March 29, 2012, and a Fourth Amendment dated August 30, 2013, (collectively, the “Gas Supply Agreement”);

B.
The Seller wants to ensure the sale of a minimum quantity of 180,000 SCM/d of Natural Gas (the “Minimum Volume”) during the winter 2014 period in which Methanex will shutdown the Plant because of insufficient Natural Gas;

C.	The Parties wish to keep on providing Seller with an incentive to produce and deliver additional Natural Gas from the Fell Block after the winter 2014 period; and,

D.	The Parties also wish to make certain temporary amendments to the Gas Supply Agreement as set forth herein.

NOW THEREFORE, in consideration of the promises and covenants of the Parties described herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	References

Unless something in the subject matter or context is inconsistent therewith, all references to Sections, Articles and Schedules are to Sections, Articles and Schedules of this Fifth Amendment.

1.2	General Definitions

Unless the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Gas Supply Agreement or its amendments.

ARTICLE 2
AMENDMENTS TO GAS SUPPLY AGREEMENT

2.1	Amendments to Gas Volume Commitments

(a)
The Parties agree to extend the end of the period of the Increased Delivery Period, as defined in the Fourth Amendment, until the date the Methanex Plant shuts down because of insufficient Natural Gas availability (May 18, 2014) (“Pre Winter Period 2014”).

(b)
From the date the Methanex Plant restarts until April 30, 2015 (“Post Winter Period 2014-2015”), Seller will make reasonable efforts to deliver Natural Gas at a minimum rate of 400.000 SCM/d. The commencement date of the Post Winter Period 2014-2015 shall be the fiftieth (15th) day after the Buyer gives Proved Notice to the Buyer specifying the date of the restart of the Methanex Plant.

(c)
During the period in which the Methanex Plant is shutdown ( the “Winter Period 2014”), Methanex shall buy, with priority over other natural gas, Seller’s Gas to be re-sold to ENAP for the purposes of supplying the gas demand of the cities of Magallanes Region.

(d)
The Parties agree that the Gas Volume Commitment (GVC) for the period April 1st, 2014 to April 30, 2015, is hereby deemed to be delivered in accordance with the terms and conditions of the Gas Supply Agreement.

2.2	Amendments to Take or Pay Obligations

For the Post Winter Period 2014-2015, Clause 4.3(b) of the Gas Supply Agreement is hereby deleted in its entirety and the following is substituted therefor:

“(b) No Take or Pay quantity (“TOP Quantity”) shall be applicable.

lf Buyer’s Plant is in operation, Seller’s Gas will have first priority over any third party natural gas deliveries.”

2.3	Amendment to Deliver-or-Pay Obligation

For the Post Winter Period 2014-2015, Clauses 4.5 (b) and (c) of the Gas Supply Agreement are hereby deleted in their entirety and the following is substituted therefor:

“(b) No Deliver-or-Pay Quantity (“DOP Quantity”) shall be applicable.”

2.4	Amendment to Gas Price

(a)	During the Pre Winter Period 2014 and the Post Winter Period 2014-2015 (together, “Summer 2014-15”), the Gas Price provided in Article 12 of the Gas Supply Agreement shall be as follows:

For each Month of the Summer 2014-2015, the Gas Price shall be:

•	For all volumes of Seller’s Gas Seller tenders for delivery up to the Minimum Volume, the Gas Price.

•	For all volumes of Seller’s Gas Seller tenders for delivery over the Minimum Volume (the “Additional Gas”), the Gas Price shall be increased by [*] (the “Additional Amount per MMBtu”).

•      If for any Month of the Post Winter Period 2014-2015, Seller commits to and succeeds on delivering at least an average of 500,000 SCM/d, the Gas Price shall be increased by [*] (in addition to the Additional Amount per MMBtu) for all the Additional Gas in excess of an average of 400,000 SCM/d delivered by Seller, provided, however, that if, in any such Month, the Methanol Price is less than US$300/MT, then this extra [*] will not be payable in such Month.

(b)	During the Winter Period 2014 only, the Gas Price provided in Article 12 of the Gas Supply Agreement shall be as follows:

For each Month of the Winter Period 2014, the Gas Price shall be:

•	For all volumes of Seller’s Gas Seller tenders for delivery up to the Minimum Volume, the Gas Price shall be [*].

•	For all volumes of Seller’s Gas Seller tenders for delivery over the Minimum Volume, the Gas Price shall be [*].

•
If, in accordance with Section 2.1(c), Buyer re-sells Seller’s Gas at a price higher than the Gas Price stated in this Section 2.4(b), the Gas Price shall be increased by 50% of any incremental price that Buyer obtains over the Gas Price stated in this Section 2.4(b). Notwithstanding any other provision in the Gas Supply Agreement, Buyer shall have no other obligation to share the revenue received from any third party in respect of re-selling Seller’s Gas.

2.5	Period 2015 after Period 2014-2015

Not less than sixty (60) Days prior to the expiry of the Post Winter Period 2014-2015, Seller shall deliver to Buyer a Gas Volume Commitment that covers the period of time from May 1st, 2015 to December 31, 2015 and such Gas Volume Commitment will be deemed to meet Seller’s obligation to deliver a Gas Volume Commitment pursuant to Clause 4.2 of the Gas Supply Agreement.

ARTICLE 3
MISCELLANEOUS

3.1	Other Terms of the Gas Supply Agreement Remain Unchanged

Other than as amended by this Fifth Amendment, and for such periods as amended herein, the terms of the Gas Supply Agreement remain unchanged.

___________________
Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

IN WITNESS WHEREOF, the Parties have caused this Fifth Amendment to be signed in their respective names effective as of the date first above written.

GEOPARK FELL S.p.A., a company duly organized and validly existing under the laws of the Republic of Chile

By:	/s/ Pedro Aylwin
	Name:	Pedro Aylwin
	Title:	Legal Representative

METHANEX CHILE S.A., a company duly organized
and validly existing under the laws of Chile

By:	/s/ Alejandro Larrive
	Name:	Alejandro Larrive
	Title:	Director Gas Development & Supply

By:	/s/ Pablo Vera
	Name:	Pablo Vera
	Title:	Director Finance